Exhibit 1

PRESS RELEASE

Gentium Announces Resignation of Chairman of the Board

VILLA GUARDIA (Como), Italy, December 7, 2009 (BUSINESS WIRE) – Gentium S.p.A. (Nasdaq: GENT) today announced the resignation of Dr. Francesco Bellini as Chairman and a member of Gentium’s Board of Directors, who indicated that his other business commitments prevented him from continuing to devote adequate time to Gentium.  Dr. Bellini was elected to Gentium’s Board in October 2009.

“We thank Dr. Bellini for his valuable input and support and wish him the best in his other endeavors,” said Dr. Khalid Islam, Gentium’s Interim Chief Executive Officer.  “The company will convene a Board of Directors’ meeting and the announcement of a new Chairperson is expected shortly.”

About Gentium

Gentium S.p.A. is a biopharmaceutical company focused on the research, discovery and development of drugs derived from DNA extracted from natural sources, and drugs that are synthetic derivatives, to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. Defibrotide, the Company's lead product candidate, is an investigational drug that has been granted Orphan Drug status by the U.S. Food and Drug Administration and EMEA to prevent and to treat VOD and Fast Track designation by the U.S. FDA for the treatment of severe VOD in recipients of stem cell transplants.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results may differ materially from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Form 20F filed with the Securities and Exchange Commission under the caption “Risk Factors.”

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Contacts:

Gentium S.p.A.
Gary Gemignani, +1 212-332-1666
Chief Financial Officer
ggemignani@gentium.com

The Trout Group
Marcy Nanus, +1 646-378-2927
mnanus@troutgroup.com

Lifonti & Company
Luca Ricci Maccarini, +39 02 7788871
luca.maccarini@lifonti.it